Exhibit 99.1

NewPage Announces First Quarter 2011 Financial Results

Sales increased 11%; EBITDA shows significant improvement

MIAMISBURG, Ohio, May 12, 2011 /PRNewswire/ -- NewPage Corporation (NewPage) today announced its results of operations for the first quarter of 2011. Net sales were $904 million in the first quarter of 2011 compared to $817 million in the first quarter of 2010, an increase of $87 million, or 11 percent. The increase was primarily the result of higher sales volume of core paper and higher average core paper prices in the first quarter of 2011 compared to the first quarter of 2010. Gross margin (loss) for the first quarter of 2011 was 5.1 percent compared to (3.9) percent in the first quarter of 2010, primarily as a result of higher average core paper sales prices in the first quarter of 2011. During the first quarter of 2011, North American coated paper demand was flat compared to the first quarter of 2010.

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization as further adjusted as shown in the attached reconciliation) was $85 million in the first quarter of 2011 compared to $15 million in the first quarter of 2010. The improvement was primarily the result of higher average paper prices and higher sales volume of core paper. Net income (loss) was $(88) million in the first quarter of 2011 compared to $(175) million in the first quarter of 2010.

"Overall our mill operations ran very well during the first quarter of 2011, and volume was in line with our seasonal expectations. We also saw continued price improvement in our core paper products during the quarter," said George F. Martin, president and chief executive officer for NewPage. "Our business also experienced significant increases in our input costs during the first quarter of 2011 due to higher prices for wood, purchased pulp, certain petroleum-based chemicals and transportation, and we expect this trend to continue throughout 2011."

During the first quarter of 2011, NewPage permanently closed the Whiting, Wisconsin mill. NewPage did not take any market-related downtime in the first quarter of 2011 compared to 39,000 tons in the first quarter of 2010.

The following schedule details key performance and cost metrics for the first quarter:

	First Quarter
	2011	2010
Core paper sales volume – 000s tons	829	792
Price per ton of core paper	$912	$858
Total volume – 000s tons	1,036	1,030
Market-related downtime - 000s tons	0	39
Gross margin %	5.1%	(3.9)%
SG&A expense - % of net sales	4.5%	6.1%

NewPage ended the first quarter with $170 million of liquidity, consisting of $9 million of cash and cash equivalents and $161 million available for borrowing under the revolving credit facility. "We continue to evaluate the sale of nonstrategic assets, such as the recently announced sale of our cogeneration energy assets in Rumford, Maine, which is expected to close in the second or third quarter of 2011," said Martin.

Additional Information

The NewPage Form 10-Q Quarterly Report to be filed with the U.S. Securities and Exchange Commission today can be found on the NewPage Web site. The company believes this information is sufficient to answer questions, and no conference call is planned.

About NewPage Corporation

Headquartered in Miamisburg, Ohio, NewPage Corporation is the largest coated paper manufacturer in North America, based on production capacity, with $3.6 billion in net sales for the year ended December 31, 2010. The company's product portfolio is the broadest in North America and includes coated freesheet, coated groundwood, supercalendered, newsprint and specialty papers. These papers are used for corporate collateral, commercial printing, magazines, catalogs, books, coupons, inserts, newspapers, packaging applications and direct mail advertising.

NewPage owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Wisconsin and Nova Scotia, Canada. As of March 31, 2011, these mills have a total annual production capacity of approximately 4.1 million tons of paper, including approximately 2.9 million tons of coated paper, approximately 1.0 million tons of uncoated paper and approximately 200,000 tons of specialty paper.

Forward-looking Statements

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words "believe," "anticipate," "expect," "estimate," "intend," "project," "plan," "will likely continue," "will likely result," or words or phrases with similar meaning. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include, among others, our substantial level of indebtedness; our ability to obtain additional financing or refinance our indebtedness may be limited; changes in the supply of, demand for, or prices of our products; general economic and business conditions in the United States and Canada and elsewhere; the ability of our customers to continue as a going concern, including our ability to collect accounts receivable according to customary business terms; the activities of competitors, including those that may be engaged in unfair trade practices; changes in significant operating expenses, including raw material and energy costs; changes in currency exchange rates; changes in the availability of capital; changes in the regulatory environment, including requirements for enhanced environmental compliance; and other risks and uncertainties that are detailed in our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

NewPage Corporation
Consolidated Statements of Operations (unaudited)
First Quarter Ended March 31, 2011 and 2010
(in millions)

	2011	2010
Net sales	$904	$817

Cost of sales	858	849
Selling, general and administrative expenses	40	49
Interest expense	95	97
Other (income) expense, net	(2)	(3)
Income (loss) before income taxes	(87)	(175)
Income tax (benefit)	1	—
Net income (loss)	$(88)	$(175)

NewPage Corporation
Condensed Consolidated Balance Sheets (unaudited)
March 31, 2011 and December 31, 2010
(in millions)

	2011	2010
ASSETS
Cash and cash equivalents	$9	$8
Accounts receivable, net	294	292
Inventories	551	523
Other current assets	19	20
Total current assets	873	843

Property, plant and equipment, net	2,509	2,558
Port Hawkesbury biomass project	19	5
Other assets	101	105
TOTAL ASSETS	$3,502	$3,511

LIABILITIES AND EQUITY (DEFICIT)
Accounts payable	$204	$195
Other current liabilities	264	210
Current maturities of long-term debt	1,783	—
Total current liabilities	2,251	405

Long-term debt	1,380	3,157
Proceeds from NSPI for Port Hawkesbury biomass project	89	80
Other long-term obligations	528	526
Commitments and contingencies

EQUITY (DEFICIT)
Common stock, 100 shares authorized, issued and outstanding, $0.01 per share par value	—	—
Additional paid-in capital	813	813
Accumulated deficit	(1,266)	(1,178)
Accumulated other comprehensive loss	(293)	(292)
Total equity (deficit)	(746)	(657)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$3,502	$3,511

NewPage Corporation
Condensed Consolidated Statements of Cash Flows (unaudited)
First Quarter Ended March 31, 2011 and 2010
(in millions)

	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(88)	$(175)
Adjustments to reconcile net income (loss) to
net cash provided by (used for) operating activities:
Depreciation and amortization	62	68
Non-cash interest expense	12	12
(Gain) loss on disposal and impairment of assets	1	6
Non-cash U.S. pension expense	6	9
Equity award expense	—	8
Changes in operating assets and liabilities	27	68
Net cash provided by (used for) operating activities	20	(4)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(14)	(11)
Proceeds from sales of assets	1	11
Expenditures for Port Hawkesbury biomass project	(10)	—
Net cash provided by (used for) investing activities	(23)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	—	67
Payment of financing costs	(1)	(4)
Borrowings on revolving credit facility	244	124
Payments on revolving credit facility	(242)	(176)
Proceeds from NSPI for Port Hawkesbury biomass project	2	—
Net cash provided by (used for) financing activities	3	11

Effect of exchange rate changes on cash and cash equivalents	1	1
Net increase (decrease) in cash and cash equivalents	1	8
Cash and cash equivalents at beginning of period	8	5
Cash and cash equivalents at end of period	$9	$13

NewPage Corporation
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA (unaudited)
First Quarter Ended March 31, 2011 and 2010
(in millions)

	2011	2010

Net income (loss)	$(88)	$(175)
Plus:
Interest expense	95	97
Income tax (benefit)	1	—
Depreciation and amortization	62	68
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$70	$(10)

Plus:
Equity awards	—	8
(Gain) loss on disposal and impairment of assets	1	6
Non-cash U.S. pension expense	6	9
Integration and related severance costs	8	2
Adjusted EBITDA	$85	$15

EBITDA and Adjusted EBITDA are not measures of our performance under accounting principles generally accepted in the United States (“GAAP”), are not intended to represent net income (loss), and should not be used as an alternative to net income (loss) as an indicator of performance. EBITDA and Adjusted EBITDA are shown because they are a primary component of certain covenants under our revolving credit facility and are a basis upon which our management assesses performance. In addition, our management believes EBITDA and Adjusted EBITDA are useful to investors because they and similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. The use of EBITDA and Adjusted EBITDA instead of net income (loss) has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP.

(Logo: http://photos.prnewswire.com/prnh/20080514/NEWPAGELOGO )

CONTACT: Amber Garwood, +1-937-242-9093